UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2017
MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480

Not Applicable
Former name or former address, if changed since last report
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[  ]  Emerging Growth Company
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Item 8.01 Other Events.
In light of Hurricanes Harvey and Irma, we believe it would be helpful to describe how claims under our primary mortgage insurance policies are affected by damage to the borrower’s home. Property damage is not an event that entitles a claim to be filed. A claim can be filed only after the borrower’s title to the property is transferred through foreclosure or to another person in a sale of the property that occurs prior to our payment of a claim (a “pre-sale”).

The description below is only a general one and is not to be used as an interpretation of the terms of the policies. There is also some variation in the language of particular policies from the general description.

Substantially all of our risk in force is insured under three types of primary policies: our “old” flow policy, which applies to loans under commitments to provide insurance that we issued before October 1, 2014; our “new” flow policy, which applies to loans insured under commitments we issued thereafter; and our bulk policies, which apply to loans insured in our bulk channel (in which we stopped insuring loans in 2008).

All three types of policies allow us to deny a claim when physical damage to the property occurs prior to a payment default by the borrower, the damage was the most important cause of the default, and for the old and bulk policies, the property was either uninsured for the damage that occurred or was insured for an amount insufficient to restore the property to its condition at the time we committed to insure the loan (the “original condition”). Under the new policy, physical damage is deemed the most important cause if (1) there is direct evidence to that effect, or (2) the borrower has not restored the property to its original condition; the estimated repair cost would be at least 25% of the unpaid principal balance of the loan; the property was either uninsured for the damage that occurred or was insured for an amount insufficient to restore the property to its original condition; and the property is uninhabitable.

In addition, when we determine that had a damaged property been restored to its original condition and sold, and the net sale proceeds would have exceeded the claim amount, we can deny a claim.

We have various options to pay a claim that is not denied. The options relevant to property damage are: we pay a percentage of the claim amount specified in the commitment to provide insurance (the “percentage option”); we pay the entire claim amount and acquire the property (the “acquisition option”); or when we approve a pre-sale, we pay the lesser of (1) the entire claim amount, reduced by the net sale proceeds, and (2) what we would have paid under the percentage option.

When we elect the percentage option and the default that led to the claim occurred before the property was damaged, the failure to restore the property does not affect the amount of our claim payment. In the uncommon case of a borrower experiencing both a credit event (such as job loss) and property damage, if we determine the credit event was the most important cause of the default and we elect the percentage option, the failure to restore the property does not affect the amount of our claim payment.

When we elect the acquisition option or there is a pre-sale, and the property is not restored to its original condition, we can reduce our claim payment by the cost to restore the property to its original condition, regardless of whether the loan was in default before the damage occurred or it defaulted thereafter. However, we only elect that option when we estimate our subsequent sale of the property will result in our ultimately sustaining a lower loss, taking account of our estimated net sale proceeds, than had we exercised the percentage option. We must exercise our acquisition option within a specified time period during the claim settlement process, which begins with the filing of claim; hence, whether exercise will actually mitigate our loss will depend on the condition of the residential real estate market in the locality of the property at that time.

Our old flow policy is Exhibit 99.1 to our Annual Report on Form 10-K for the Year Ended December 31, 2008 filed with the SEC on March 2, 2009 and our new flow policy is Exhibit 99.19 to our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2014 filed with the SEC on November 7, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date:	September 14, 2017	By: \s\ Jeffrey H. Lane

Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary